Exhibit 99.1

FOR IMMEDIATE RELEASE

900 South Shackleford, Suite 605	FOR FURTHER INFORMATION CONTACT:
Little Rock, AR 72211	Shelly Loftin | Chief Marketing Officer
501.975.6033

Bear State Financial, Inc. Announces Promotion of
Matt Machen to Chief Executive Officer

LITTLE ROCK, AR – January 18, 2017 – Bear State Bank (“Bank”) and its holding company, Bear State Financial, Inc. (“Company”) announced that the Company’s and Bank’s Board of Directors have elected Matt Machen, current President of Bear State Bank, to become President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank.
About Matt Machen

- Current President of Bear State Bank with 14 years of banking experience

Mark McFatridge informed the Bank and Company Board of Directors of his resignation as President and CEO of the Company on January 14, 2017. With the departure of McFatridge, Matt Machen, 35, has been unanimously elected by the Board to serve as President and CEO of both the Company and the Bank. Machen joined Bear State Bank (then First Federal Bank) following a $46.3 million recapitalization of the Bank in 2011 by Bear State Financial Holdings. He successfully led the Bank turnaround in Northwest Arkansas before relocating to Little Rock to become Chief Financial Officer of the Company and the Bank and was promoted to his current role of Bank President in 2016.

- University of Arkansas graduate with a BBA in Finance & Financial Management Services

- Graduate of the ABA Stonier Graduate School of Banking

- Awarded a Wharton Leadership Certificate from the Wharton School of Business at the University of Pennsylvania

“Matt combines strong financial services experience and knowledge of the depth of our management team with a vision for the Company’s future that will be a critical part of our growth and success moving forward,” said Rick Massey, Company and Bank Chairman. “Matt joined our team more than five years ago and has proven to be both a dynamic leader and accomplished at strategy execution. Our board has full confidence in Matt to handle his new responsibilities and feel we are fortunate as a Company to have an executive of his caliber at Bear State.”

- Completed the Executive Program in Financial Leadership from the Darden School of Business at the University of Virginia.

- Member of the Dean’s Alumni Advisory Council for the Walton College at the University of Arkansas.

About Bear State Financial

Bear State Financial, Inc. is the parent company of Bear State Bank. Bear State Financial common stock is traded on the NASDAQ Global Market under the symbol BSF. For more information on Bear State Financial, please visit www.bearstatefinancial.com. Bear State Bank is a community oriented financial institution providing a broad line of financial products to individuals and business customers. Bear State Bank currently operates forty eight branches and three loan production offices throughout Arkansas, Southwest Missouri and Southeast Oklahoma. For more information about Bear State Bank, please visit www.bearstatebank.com.